EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

NEOGEN CORPORATION AND SUBSIDIARIES

May 31, 2006

	WHERE INCORPORATED	PERCENTAGE OWNED BY NEOGEN CORPORATION
Acumedia Manufacturers, Inc.	Michigan	100%
Centrus International, Inc.	Delaware	100%
Ideal Instruments, Inc.	Michigan	100%
Neogen Acquisition Corporation	Michigan	100%
Neogen Europe Limited	Scotland, United Kingdom	100%
Hacco, Inc.	Michigan	100%
Hess & Clark, Inc.	Michigan	100%
Neogen Properties, LLC	Michigan	100%
Neogen Properties, LLC II	Michigan	100%
Neogen Properties, LLC III	Michigan	100%
Neogen Properties, LLC IV	Michigan	100%

All of the subsidiaries listed above are included in the consolidated financial statements of Neogen Corporation.